Exhibit 10.12

RYERSON

ANNUAL INCENTIVE PLAN

(As amended through June 14, 2007)

1.	Purpose

The purpose of the Ryerson Annual Incentive Plan (the “Plan”) is to promote the interests of Ryerson Inc. (the “Company”) and its stockholders by (i) attracting and retaining salaried employees of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent employee population; (iii) motivating salaried employees, by means of performance-related incentives, to achieve financial rewards; (iv) providing annual incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling salaried employees to participate in the growth and financial success of the Company.

2.	Definitions

“Affiliate’” means any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has power to exercise management control.

“Award” means an amount for an Award Period determined to be payable to a Participant under the Plan.

“Award Period” means such calendar quarters or calendar years as the Committee may establish from time to time with respect to any applicable salary grade designation, to any Corporate Unit or to a combination of these factors.

“Board” means the Board of Directors of the Company.

“Award Schedule” means the schedule to be used for determining Awards as established by the Committee and set forth in the Addendum to the Plan applicable to the Corporate Unit covered thereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Corporate Unit” means the Company, Ryerson Heartland, Ryerson Pacific, Ryerson Chicago, Ryerson North, Ryerson Great Lakes, Ryerson South, Ryerson Midsouth, Ryerson Southwest, Ryerson Carolinas, Ryerson Southeast, Ryerson East Coast, Ryerson Metal Processing, Ryerson Coil Processing, Ryerson Canada, Global Accounts, and any Affiliate, other Subsidiary or any division or group of the Company or any Subsidiary designated as a Corporate Unit from time to time by the Committee of the Company.

“Discharge” is a permanent separation from employment for cause initiated by the Company (or a Subsidiary or Affiliate thereof), including, but not limited to, Discharge due to violation of the Company’s conflict of interest policy, misconduct or unsatisfactory performance.

“Employee” means an employee eligible to be designated as a Participant in the Plan.

“Named Executive Officer” means a Participant who is one of the group of “covered employees” as defined in the regulations promulgated under Section 162(m) of the Code.

“Participant” means an Employee who is designated by the Committee to be eligible to receive an Award under the Plan.

“Performance-Based Exception” means the performance-based exception from the deductibility limitations as set forth in Section 162(m) of the Code.

“Release” is a permanent separation from employment initiated by the Company (or a Subsidiary or Affiliate thereof) for reasons other than Discharge or death; provided, however, that a separation from employment in connection with the sale, divestiture or other disposition of a business or operating unit of the Company, under circumstances in which an employee is not expected to experience an interruption of employment at the time of the sale, divestiture, or disposition, shall not be considered a Release.

“Subsidiary” means any corporation in which the Company possesses directly or indirectly more than fifty percent (50%) of the total combined voting power of all classes of its stock.

“Target Award” means the percentage of a Participant’s base salary earnings or base annual salary for an Award Period as established by the Committee pursuant to paragraph 6 of the Plan and set forth in the Addendum to the Plan applicable to the Corporate Unit in which such Participant is employed.

“Threshold” means the minimum financial performance (established by the Committee and set forth in the Addendum to the Plan applicable to such Corporate Unit) required by a Corporate Unit before an Award may be paid to a Participant employed in such Corporate Unit.

3.	Administration

The Plan shall be administered by the Committee. No member of the Committee shall be eligible to receive an Award while serving on the Committee. The Committee shall have the authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. In addition, the Committee may delegate to one or more senior executive officers of the Company the right to administer the Plan as it pertains to employees who are not officers of the Company or of any other Corporate Unit. Subject to the provisions of paragraph 7 hereof, the Committee may impose such conditions on participation in and Awards under the Plan as it deems appropriate. The Plan is not intended to provide for a deferral of compensation within the meaning of Code Section 409A (except to the extent otherwise provided in the last sentence of Section 8) and shall be interpreted and administered consistent with that intent.

4.	Eligibility

Except as otherwise provided by the Committee and subject to paragraph 9 hereof, all full-time salaried employees of a Corporate Unit as of the first day and the last day of an Award Period are eligible to be designated as Participants in the Plan for such Award Period; provided, however, that, with respect to Award Periods that extend for at least one year, individuals who are full-time salaried employees of a Corporate Unit on August 1 of the first year of the Award Period and the last day of the Award Period shall also be eligible to be designated as Participants in the Plan for such Award Period. Notwithstanding the foregoing, the Committee may adopt criteria restricting the number of full-time salaried employees of a Corporate Unit eligible to be designated as Participants in the Plan for any Award Period, which criteria shall be set forth in the Addendum to the Plan applicable to such Corporate Unit.

5.	Designation of Participants

The Committee shall determine and designate from time to time those Employees who shall be Participants. The designation of an Employee as a Participant in the Plan for any Award period shall not bestow upon such Employee any right to receive an Award for such Award Period or the right to be designated as a Participant for any subsequent Award Period.

6.	Individual Award Opportunity

For each Award Period, the Committee shall establish for each Participant a Target Award, expressed as a percentage of his or her base salary earnings or base annual salary for such Award Period, on the basis of his or her salary grade designation.

7.	Determination of Awards

Except as otherwise provided by the Committee, Awards for each Award Period for Participants in each Corporate Unit shall be determined in accordance with the Award Schedule established by the Committee for such Corporate Unit and no Award shall be paid to any Participant in a Corporate Unit for any Award Period in which the performance of such Corporate Unit does not equal or exceed the Threshold applicable to such Corporate Unit. The Award for each Participant in a Corporate Unit shall be his or her Target Award multiplied by the Percent Attainment (determined in accordance with the applicable Award Schedule), subject to the following:

(a) Subject to paragraph 3 and the provisions of this paragraph 7, the Committee may adjust such Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate.

(b) Subject to the restrictions set forth in paragraph 7(c) below, the Committee may make such adjustments as it deems appropriate in the case of any Participant whose salary grade designation has changed during the applicable Award Period or who has been employed in more than one Corporate Unit during an Award Period.

(c) Unless and until the Committee proposes for stockholder vote a change in the general performance measures set forth in this paragraph 7(c), the attainment of which may determine the degree of payout with respect to Awards under the Plan which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following alternatives: return on operating assets, operating profit, return on equity, net income, stock price, revenue growth, marginal income, expense management, inventory management, quality management, customer service performance, shareholder return, gross margin management; market share improvement, safety results, quality results, price margin management, on time delivery, productivity and days sales outstanding (accounts receivable management). The Committee shall have the discretion to establish performance goals based upon the foregoing performance measures and to adjust such goals and the methodology used to measure the determination of the degree of attainment of such goals; provided, however, that Awards under the Plan that are intended to qualify for the Performance-Based Exception and that are issued to or held by any Named Executive Officer may not be adjusted in a manner that increases such Award. The Committee shall retain the discretion to adjust such Awards in a manner that does not increase such Awards. Furthermore, the Committee shall not make any adjustment to Awards under the Plan issued to or held by any Named Executive Officer that are intended to comply with the Performance-Based Exception if the result of such adjustment would be the disqualification of such Award under the Performance-Based Exception. Any Award, which is intended to qualify for the Performance-Based Exception, and is granted at or after the first meeting of the Company’s stockholders that occurs during or after 2008, must be consistent with, and pursuant to the terms of, the Plan approved by the stockholders at such meeting. In the event that applicable laws change to permit the Committee greater discretion to amend or replace the foregoing performance measures applicable to Awards to Named Executive Officers without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining such approval. In addition, in the event that the Committee determines that it is advisable to grant Awards under the Plan to Named Executive Officers or other Participants that are not intended to qualify for the Performance-Based Exception, the Committee may make such grants upon any objective or subjective performance criteria it deems appropriate with the understanding that they will not satisfy the requirements of Section 162(m) of the Code.

Notwithstanding any other provision of the Plan, in no event may a Participant be paid an Award in any calendar year in excess of $2,000,000.

8.	Payment of Awards

Awards shall be paid in cash as soon as practicable after the end of the Award Period for which the Award is made, but in no event later than 2-1/2 months after the end of the calendar year in which the Award Period ends; provided, further that that no payment shall be made with respect to an Award which is intended to qualify under the Performance-Based Exception until the Committee has certified in writing that the performance goals and other materials terms of the Award have been met. If a Participant to whom an Award has been made dies prior to the payment of the Award, such Award shall be delivered to his or her legal representative or to such other person or persons as shall be determined by the Chairman, the President, the Chief Executive Officer or the Vice President-Human Resources of the Company. The Company or other applicable Corporate Unit shall have the right to deduct from all Awards payable under the Plan any taxes required by law to be withheld by the Company or other Corporate Unit with respect thereto; provided, however, that to the extent provided by the Committee, any payment under the Plan may be deferred and to the extent deferred, may be credited with an interest or earnings factor as determined by the Committee; provided, however, that in the case of an Award which is intended to qualify for the Performance-Based Exception, such interest or earnings factor shall comply with the requirements applicable to such Exception under Treas. Reg. § 1.162-27(e)(iii). If the Committee determines that payment of an Award may be deferred, such deferral arrangement shall be in writing and shall comply with the requirements of Code Section 409A.

9.	Termination of Employment

Except in the case of death, disability, normal retirement (determined in accordance with the qualified retirement plans of the Corporation) or Release or except as provided in paragraph 10, a Participant must be an employee as of the end of the Award Period in order to be eligible for an Award.

10.	Change of Control

In the event of a Change of Control of the Company (as hereinafter defined), the Plan shall remain in full force and effect for the remainder of any Award Period (or, if longer, the remainder of the calendar year) during which such Change of Control of the Company occurs, and each Participant employed immediately prior to such Change of Control of the Company whose separation from employment is due to a Release on the date of or within the remainder of any Award Period (or, if longer, the remainder of the calendar year) following such a Change of Control of the Company shall receive an Award for such Award Periods (or any Award Periods occurring in such calendar year) equal to his or her Target Award pro-rated to the date on which the Participant ceases to be an Employee if such date occurs prior to the last day of the applicable Award Period, regardless of whether or not Awards would otherwise have been payable under the Plan for such Award Periods and regardless of whether or not such Participant was an Employee at the end of any such Award Period.

A “Change of Control of the Company” shall be deemed to have occurred if:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (w) the Company, (x) a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company, (y) an underwriter temporarily holding voting securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the security holders of the Company in substantially the same proportions as their ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company (not including in the voting securities beneficially owned by such person any voting securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) during any period of two consecutive years (not including any period prior to May 11, 2007), individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s security holders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, “Continuing Directors”), cease for any reason to constitute a majority thereof; provided, however, that any director who assumes office in connection with an agreement with the Company to effect a transaction described in clauses (a), (c) or (d) of this paragraph 10 or any new director who assumes office in connection with or as a result of an actual or threatened proxy or other election contest of the Board shall never be (at any time) a Continuing Director for purposes of this paragraph 10, and the nomination or election of such person shall never constitute, or be deemed to constitute, an approval by the Continuing Directors for purposes of this paragraph 10;

(c) there occurs a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being convened into voting securities of the surviving entity or the direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding voting securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or the direct or indirect parent thereof outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 40% of the combined voting power of the Company’s then outstanding voting securities;

(d) the holders of voting securities of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e) there occurs any other event that the Board deems to be a Change of Control of the Company.

For purposes of this paragraph 10, a Participant’s separation from employment, whether initiated by the Company (or a Subsidiary or Affiliate thereof) or the Participant, shall be deemed a separation from employment due to Release, provided that one of the following events has occurred:

(a) an involuntary reassignment of the Participant to a position in a lower job grade as compared to the job grade of the position held by the Participant immediately prior to the Change of Control of the Company, or to a position that is expected to last for less than 12 months following the Change of Control of the Company;

(b) a reduction by the Company in such Participant’s annual base pay as in effect on the date of the Change of Control of the Company, or as the same may be increased from time to time;

(c) the requirement by the Company that such Participant change the location of his principal place of employment more than fifty miles from the location immediately prior to the Change of Control of the Company except for required travel on the Company’s business to an extent substantially consistent with the employee’s business travel obligations immediately prior to the Change of Control of the Company;

(d) the failure by the Company, without such Participant’s consent, to pay to the Participant any portion of his or her current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due other than an inadvertent failure to pay any such compensation which failure is cured within 7 days of the date notice of such failure is provided to the Company by the Participant;

(e) the failure by the Company to continue in effect any compensation or benefit plan in which such Participant participated immediately prior to the Change of Control of the Company which is material to his total compensation, including but not limited to, the Ryerson Pension Plan and the Ryerson Savings Plan or any substitute or successor plans as may be adopted prior to the Change of Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than immediately prior to the Change of Control of the Company both in terms of the amount of benefits provided and the level of his or her participation relative to other participants; or

(f) the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by him or her under any of the Company’s pension, life insurance, medical, dental, health and accident, or disability plans in which he or she was participating immediately prior to the Change of Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits enjoyed by him or her immediately prior to the Change of Control of the Company, or the failure by the Company to provide him or her with the number of paid vacation days to which he or she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change of Control of the Company.

11.	Transferability

Any payment to which a Participant may be entitled under the Plan shall be free from the control or interference of any creditor of such Participant and shall not be subject to attachment or susceptible of anticipation or alienation. The interest of a Participant shall not be transferable except by will or the laws of descent and distribution.

12.	No Right to Participate; Employment

Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any Employee any right to be designated as a Participant under the Plan. Further, nothing contained in the Plan, nor any action by the Committee or any other person hereunder, shall be deemed to confer upon any Employee any right of continued employment with any Corporate Unit or to limit or diminish in any way the right of any Corporate Unit to terminate his or her employment at any time with or without cause.

13.	Nonexclusivity of the Plan

This Plan is not intended to and shall not preclude the Board of Directors of the Company from adopting or continuing such additional compensation arrangements as it deems desirable for Participants under this Plan, including any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, insurance or other incentive, compensation or benefit plan or program, including, without limitation, a bonus arrangement or award based on subjective performance factors.